EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-105797, Form S-8 No. 333-60452 and Form S-8 No. 333-72623)
pertaining to the 1998 Stock Incentive Plan, the Registration Statement (Form S-8 No. 333-20163) pertaining to the 1996 Stock Incentive Plan and the Registration Statement (Form S-8 No. 033-60819) pertaining to the Stock Incentive Plan of Paxson Communications Corporation of our report dated March 26, 2004 (except for the second paragraph of Note 20, as to which the date is March 31, 2004), with respect to the consolidated financial statements and schedule of Paxson Communications Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2003.


                                                /s/ Ernst & Young LLP


Fort Lauderdale, Florida
March 31, 2004